Exhibit 4.8

MIDLAND STATES BANCORP, INC.

2019 LONG-TERM INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

The Participant specified below is hereby granted a nonqualified stock option (the “Option”) by MIDLAND STATES BANCORP, INC., an Illinois corporation (the “Company”), under the MIDLAND STATES BANCORP, INC. 2019 LONG-TERM INCENTIVE PLAN (the “Plan”). The Option shall be subject to the terms of the Plan and the terms set forth in this Nonqualified Stock Option Award Agreement (“Award Agreement”).

Section 1.                                          Award. In accordance with the Plan, and in recognition of the Participant’s role in the business of the Company, as an employee of the Company or one of the Company’s affiliates (collectively, including Midland States Bank and its subsidiaries and affiliated entities, the “Employer”), the Company hereby grants to the Participant the Option, which represents the right of the Participant to purchase the number of Covered Shares at the Exercise Price set forth in Section 2 below, subject to the terms of this Award Agreement and the Plan. This Option is in all respects limited and conditioned as provided herein, including the restrictive covenants set forth in Section 4(e) below.

Section 2.                                          Terms of Option Award. The following words and phrases relating to the Option shall have the following meanings:

(a)                                 The “Participant” is                               .

(b)                                 The “Grant Date” is                               .

(c)                                  The number of “Covered Shares” is                      Shares.

(d)                                 The “Exercise Price” is $                     per Covered Share.

Except for words and phrases otherwise defined in this Award Agreement, any capitalized word or phrase in this Award Agreement shall have the meaning ascribed to it in the Plan.

Section 3.                                          Nonqualified Stock Option. The Option is not intended to satisfy the requirements applicable to an “incentive stock option” described in Code Section 422(b).

Section 4.                                          Vesting.

(a)                                 Each installment of Covered Shares set forth in the table immediately below (each, an “Installment”) shall become vested and exercisable on the “Vesting Date” for such Installment set forth in the table immediately below; provided that the Participant’s Termination of Service has not occurred prior thereto:

INSTALLMENT	VESTING DATE APPLICABLE TO INSTALLMENT
Covered Shares	[Date/Event/Other Condition]
Covered Shares	[Date/Event/Other Condition]
Covered Shares	[Date/Event/Other Condition]

(b)                                 Notwithstanding the foregoing provisions of this Section 4, all the Covered Shares shall become fully vested and immediately exercisable upon the Participant’s Termination of Service due to the Participant’s [Retirement,] Disability or death. [For purposes of this Award Agreement, “Retirement” shall mean a Termination of Service, other than for Cause, upon or after the Participant’s attainment of age sixty-five (65).]

(c)                                  Upon a Change in Control, the Option shall be treated in accordance with Section 4.1 of the Plan.

(d)                                 The Option shall not be exercisable on or after the Participant’s Termination of Service, except as to that portion of Covered Shares for which it was exercisable immediately prior to such Termination of Service or became exercisable on the date of such Termination of Service.

(e)                                  In consideration of receiving the Option, the Participant agrees to the following restrictive covenants during Participant’s employment and for a period of one year after any Termination of Service:

(i)                                     The Participant will not, directly or indirectly, either for himself/herself, or any entity which competes with the Employer: (1) induce or attempt to induce any employee of the Employer with whom Participant had significant contact to leave the employ of the Employer; (2) in any way interfere with the relationship between the Employer and any employee of the Employer with whom the Participant had significant contact; or (3) induce or attempt to induce any customer, supplier, licensee, or business relation of the Employer with whom the Participant had significant contact to cease doing business with the Employer or in any way interfere with the relationship between the Employer and its respective customers, suppliers, licensees or business relations with whom the Participant had significant contact.

(ii)                                  The Participant will not, directly or indirectly, either for himself/herself, or any entity which competes with the Employer, solicit the business of, or provide any products, activities or services which compete in whole or in part with the products, activities or services of the Employer to any person or entity known to the Participant to be a customer of the Employer, where the Participant, or any person reporting to the Participant, had significant contact with such person or entity during his/her employment with the Employer.

(iii)                               The Participant agrees not to directly or indirectly use, disclose, copy or make lists of any confidential information, including customer names and any personal financial information, for the benefit of anyone other than the Employer except to the extent that such information is or thereafter becomes lawfully available from public sources, such disclosure is authorized in writing by the Employer, or required by law or any competent administrative agency or judicial authority.  All records, files, documents and other materials or copies thereof relating to the business of the Employer remain the sole property of the Employer and the Participant shall return and not otherwise use such materials following termination of Employment.

(iv)                              By accepting this Option, the Participant acknowledges that the restrictions contained in this Section 4(e) are reasonable and necessary for the protection of the legitimate business interests of the Employer, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Employer and such interests, and that such restrictions were a material inducement to the Employer entering into this Award Agreement.  In the event the Participant breaches or threatens to breach any of the foregoing covenants, the Employer shall be entitled to seek any appropriate legal or equitable relief, including injunctive relief.

(v)                                 If a court of competent jurisdiction determines that any provision of this Section 4(e) is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Award Agreement and all other provisions shall remain in full force and effect.  The various covenants and provisions of this Award Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Award Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly.

Section 5.                                          Expiration. Notwithstanding any term of this Award Agreement to the contrary, the Participant shall forfeit the Option in its entirety as of the Company’s close of business on the last business day that occurs prior to the Expiration Date. The “Expiration Date” shall be the earliest to occur of the following:

(a)                                 the [six-month] anniversary of the Participant’s Termination of Service other than due to the Participant’s Disability or death or Termination of Service for Cause; provided, however, that if the Participant shall die after the date of Termination of Service but before the [six-month] anniversary of the Participant’s Termination of Service, the Expiration Date shall automatically be extended to the [one-year] anniversary of Participant’s Termination of Service;

(b)                                 the [one-year] anniversary of the Participant’s Termination of Service due to the Participant’s [Retirement,] Disability or death;

(c)                                  the date of notice of the Participant’s Termination of Service for Cause; or

(d)                                 the 10-year anniversary of the Grant Date.

Section 6.                                          Exercise.

(a)                                 Method of Exercise. The vested portion of the Option may be exercised by the Participant in whole or in part by providing notice of option exercise in the manner prescribed by the Company, including through any electronic stock compensation platform utilized by the Company at the time of exercise, or by satisfying such other procedures as shall be set forth by the Committee from time to time. Such notice shall specify the number of Covered Shares that the Participant elects to purchase, and shall be accompanied by payment of the Exercise Price for such Covered Shares as further set forth in Section 6(b) below.

(b)                                 Payment of Exercise Price. Without limitation of Section 8 below, the payment of the Exercise Price shall be by cash or, subject to limitations imposed by applicable law, by any of the following means unless otherwise determined by the Committee from time to time: (i) by tendering, either actually or by attestation, Shares acceptable to the Committee and valued at Fair Market Value as of the day of exercise; (ii) by irrevocably authorizing a third party, acceptable to the Committee, to sell Shares acquired upon exercise of the Option and to remit to the Company no later than the third business day following exercise of a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise; (iii) by payment through a net exercise such that, without the payment of any funds, the Participant may exercise the Option and receive the net number of Shares equal in value to (A) the number of Shares as to which the Option is being exercised, multiplied by (B) a fraction, the numerator of which is the Fair Market Value (on the date of exercise) less the Exercise Price, and the denominator of which is such Fair Market Value (the number of net Shares to be received shall be rounded down to the nearest whole number of Shares); (iv) by personal, certified or cashiers’ check; (v) by other property deemed acceptable by the Committee; or (vi) by any combination thereof.

(c)                                  Restrictions. The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate any applicable laws or the applicable rules of any securities exchange or similar entity, and shall not be exercisable during any blackout period established by the Company from time to time.

Section 7.                                          Delivery of Shares. Delivery of Shares or other amounts under this Award Agreement and the Plan shall be subject to the following:

(a)                                 Compliance with Applicable Laws. Notwithstanding any other term of this Award Agreement or the Plan, the Company shall have no obligation to deliver any Shares or make any other distribution of benefits under this Award Agreement or the Plan unless such delivery or distribution complies with all applicable laws and the applicable rules of any securities exchange or similar entity.

(b)                                 Certificates Not Required. To the extent that this Award Agreement and the Plan provide for the issuance of Shares, such issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange or similar entity.

(c)                                  Prohibition on Settlement in Cash. For the avoidance of doubt, the Covered Shares granted pursuant to this Option shall only be delivered in Shares and the Participant shall not have a right to have any portion of the Covered Shares settled or delivered in cash (except to the extent required by Section 7.11 of the Plan with respect to fractional Shares).

Section 8.                                          Withholding. The exercise of the Option, and the Company’s obligation to issue Shares upon exercise, is subject to withholding of all applicable taxes. Except as otherwise provided by the Committee, such withholding obligations may be satisfied (a) through cash payment by the Participant, (b) through the surrender of Shares that the Participant already owns or (c) through the surrender of Shares to which the Participant is otherwise entitled under the Plan; provided, however, that except as otherwise specifically provided by the Committee, such Shares under clause (c) may not be used to satisfy more than the maximum individual statutory tax rate for each applicable tax jurisdiction, or such lesser amount as may be established by the Company.

Section 9.                                          Non-Transferability of Option. The Option, or any portion thereof, is not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a domestic relations order. Except as provided in the immediately preceding sentence, the Option shall not be assigned, transferred, pledged, hypothecated or otherwise disposed of by the Participant in any way whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process. Any attempt at assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, or the levy of any attachment or similar process upon the Option, shall be null and void and without effect.

Section 10.                                   Heirs and Successors. This Award Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring all or substantially all of the Company’s assets or business. If any rights of the Participant or benefits distributable to the Participant under this Award Agreement have not been settled or distributed at the time of the Participant’s death, such rights shall be settled for and such benefits shall be distributed to the Designated Beneficiary in accordance with the provisions of this Award Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form as the Committee may require. The Participant’s designation of beneficiary may be amended or revoked from time to time by the Participant in accordance with any procedures established by the Committee. If a Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any benefits that would have been provided to the Participant shall be provided to the legal representative of the estate of the Participant. If a Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the provision of the Designated Beneficiary’s benefits under this Award Agreement, then any benefits that would have been provided to the Designated Beneficiary shall be provided to the legal representative of the estate of the Designated Beneficiary.

Section 11.                                   Administration. The authority to manage and control the operation and administration of this Award Agreement and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to this Award Agreement as it has with respect to the Plan. Any interpretation of this Award Agreement or the Plan by the Committee and any decision made by the Committee with respect to this Award Agreement or the Plan shall be final and binding on all persons.

Section 12.                                   Plan Governs. Notwithstanding anything in this Award Agreement to the contrary, this Award Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Corporate Secretary of the Company. This Award Agreement shall be subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time. Notwithstanding any term of this Award Agreement to the contrary, in the event of any discrepancy between the corporate records of the Company (which shall include any employment agreement pursuant to which the Company is a party) and this Award Agreement, the corporate records of the Company shall control.

Section 13.                                   Not an Employment Contract. Neither the Option nor this Award Agreement shall confer on the Participant any rights with respect to continuance of employment or other service with the Company or a Subsidiary, nor shall they interfere in any way with any right the Company or a Subsidiary may otherwise have to terminate or modify the terms of the Participant’s employment or other service at any time.

Section 14.                                   No Rights as Shareholder. The Participant shall not have any rights of a Shareholder with respect to the Covered Shares until a stock certificate or its equivalent has been duly issued following exercise of the Option as provided herein.

Section 15.                                   Amendment. Without limitation of Section 18 and Section 19 below, this Award Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended in writing by the Participant and the Company without the consent of any other person.

Section 16.                                   Governing Law. This Award Agreement, the Plan and all actions taken in connection herewith and therewith shall be governed by and construed in accordance with the laws of the State of Illinois without reference to principles of conflict of laws, except as superseded by applicable federal law.

Section 17.                                   Validity. If any provision of this Award Agreement is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this

Award Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

Section 18.                                   Section 409A Amendment. The Option is intended to be exempt from Code Section 409A and this Award Agreement shall be administered and interpreted in accordance with such intent. The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Award Agreement without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A; and the Participant hereby acknowledges and consents to such rights of the Committee.

Section 19.                                   Clawback. The Option and any amount or benefit received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company or Subsidiary clawback policy (the “Policy”) or any applicable law that is in effect as of the Grant Date. The Participant hereby acknowledges and consents to the Company’s or a Subsidiary’s application, implementation and enforcement of (a) the Policy and any similar policy established by the Company or a Subsidiary that may apply to the Participant adopted prior to the date of this Award Agreement and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and agrees that the Company or a Subsidiary may take such actions as may be necessary to effectuate the Policy, any similar policy and applicable law without further consideration or action.

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IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed in its name and on its behalf, and the Participant acknowledges understanding and acceptance of, and agrees to, the terms of the Plan and this Award Agreement, all as of the Grant Date.

MIDLAND STATES BANCORP, INC.

By:

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Title:

PARTICIPANT

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